Exhibit 10.3

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of November 16, 2006, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and AMERICAN SCIENCE AND ENGINEERING, INC, a Massachusetts corporation with its chief executive office located at 829 Middlesex Turnpike, Billerica, Massachusetts 01821 (“Borrower”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 11, 2003, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 11, 2003, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of June 30, 2004, between Borrower and Bank, and as further amended by a certain Second Loan Modification Agreement dated as of November 30, 2004, between Borrower and Bank (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of August 11, 2003, as amended by a certain First Amendment to Intellectual Property Security Agreement dated as of August 23, 2004 (as amended, the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

1.             Modifications to Loan Agreement.

1.             The Loan Agreement shall be amended by deleting the following subsection (a) appearing in Section 2.1.1 thereof:

“              (a)           Availability.  Bank shall make Advances not exceeding (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn butunreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.”

and inserting in lieu thereof the following:

“              (a)           Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.”

2.             The Loan Agreement shall be amended by deleting the following subsection (a) appearing in Section 2.1.2 thereof:

“              (a)           Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $5,000,000.00.  Each Letter of Credit shall have an expiry date no later than 180 days after the Revolving Maturity Date provided Borrower’s Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date of the Revolving Line if the Revolving Maturity Date of the Revolving Line is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request”.

and inserting in lieu thereof the following:

“              (a)           As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Twenty Million Dollars ($20,000,000.00).  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  If, on the Revolving Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.”

3.             The Loan Agreement shall be amended by deleting Section 2.2 in its entirety, and inserting in lieu thereof the following:

“              2.2          Overadvances.  If, at any time Borrower’s Unrestricted Cash is less than Thirty Million Dollars ($30,000,000.00) for a period of thirty (30) consecutive days, and the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.”

4.             The Loan Agreement shall be amended by deleting the following appearing as Section 2.4(b) thereof:

“              (b)           Unused Line Fee.  In the event, in any calendar quarter, the average daily principal balance of the Credit Extensions outstanding during the quarter is less than $5,000,000.00, Borrower shall pay Bank an unused line fee in an amount equal to 0.50% per annum on the difference between $5,000,000.00 and the average daily principal balance of the Credit Extensions outstanding during the quarter, which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following quarter.

and inserting in lieu thereof:

“              (b)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank.   For purposes hereof, any Letter of Credit Reserve, any F/X Reserve, or Cash Management Services held or in place for any calendar year shall constitute a utilization of the Revolving Line. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.”

5.             The Loan Agreement shall be amended by deleting the following appearing as Section 6.2 thereof:

“              6.2          Financial Statements, Reports, Certificates.

(a)             Borrower shall deliver to Bank:  (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) prompt notice of any material change in the composition of the Intellectual Property, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b)             Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a

Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable (by invoice date).

(c)           Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)           Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank Deferred Revenue Schedules.

(e)           Allow Bank to audit Borrower’s Collateral at Borrower’s expense.  Such audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, no Credit Extensions shall be made prior to the completion of the initial audit (the “Initial Audit”).

Notwithstanding the above financial reporting requirements, in the event that Borrower has no Advances or Credit Extensions in an amount equal to or greater than Five Hundred Thousand Dollars ($500,000.00) outstanding during any month, the monthly financial reporting requirements set forth in subsections (a), (b), (c) and (d) above shall be delivered on a quarterly basis, within forty five (45) days after the end of each fiscal quarter of Borrower.”

and inserting in lieu thereof the following:

“              6.2          Financial Statements, Reports, Certificates.

(a)             Borrower shall deliver to Bank:  (i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) prompt notice of any material change in the composition of the Intellectual Property, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property; and (vi) budgets, sales projections, operating plans, listings of accounts payable, or other financial information reasonably requested by Bank.

(b)             Within forty-five (45) days after the last day of each quarter, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable (by invoice date).

(c)           Within forty-five (45) days after the last day of each quarter, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d)           Allow Bank to audit Borrower’s Collateral at Borrower’s expense.  Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.”

7.             The Loan Agreement shall be amended by inserting the following to appear as subsection (b) of Section 6.6 thereof:

“              (b)           Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates.  In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

8.             The Loan Agreement shall be amended by deleting Section 6.7 thereof in its entirety and inserting in lieu thereof the following:

“              6.7          Financial Covenants.

(a)           Adjusted Quick Ratio.  Borrower shall maintain at all times, to be tested, as of the last day of each quarter, a ratio of Quick Assets to Current Liabilities minus Deferred Revenue and customer deposits of at least 2.0 to 1.0.

(b)           Minimum EBIT.  Borrower shall have minimum quarterly EBIT of at least Three Million Five Hundred Thousand Dollars ($3,500,000.00).”

9.             The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Borrowing Base” is (i) 80.0% (the “Accounts Advance Rate”) of Eligible Accounts, which, at Bank’s discretion and upon written notice by Bank shall be net of any Deferred Revenue plus (ii) the lesser of (A) 10.0% (the “Inventory Advance Rate”) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or (B) $750,000.00 (the “Inventory Cap”), all as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, after performing an audit of Borrower’s Collateral, Bank may, in its sole discretion, (i) lower the Inventory Advance Rate, lower the Inventory Cap or lower the Accounts Advance Rate if the results are unsatisfactory to Bank or (ii) increase the Accounts Advance Rate to 85.0% if the results are satisfactory to Bank.”

““Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, which shall include, without limitation, all obligations and liabilities of Borrower to Bank.”

““Quick Assets”  is, on any date, the Borrower’s consolidated, unrestricted cash (less customer deposits), cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

““Revolving Line” is an Advance or Advances of up to Five Million Dollars ($5,000,000.00).”

““Revolving Maturity Date” is November 29, 2006”

and inserting in lieu thereof the following:

““Borrowing Base” is eighty-five percent (85.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”

““ Current Liabilities” are all obligations and liabilities of Borrower to Bank (with the exception of Letters of Credit issued by Bank which are specifically cash secured and segregated) plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

““Quick Assets”  is, on any date, the Borrower’s unrestricted cash (less customer deposits), plus net billed accounts receivable determined according to GAAP.”

““Revolving Line” is an Advance or Advances of up to Twenty Million Dollars ($20,000,000.00).”

““Revolving Maturity Date” is November 14, 2008.”

11.           The Loan Agreement shall be amended by inserting the following definitions to appear alphabetically in Section 13.1:

““Availability Amount” is: (a) if Borrower’s Unrestricted Cash is greater than or equal to Thirty Million Dollars ($30,000,000.00), the Revolving Line, minus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (ii) the FX Reserve, and minus (iii) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services); or (b) if Borrower’s Unrestricted Cash is less than Thirty Million Dollars ($30,000,000.00) for a period of thirty (30) consecutive days, the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (x) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (y) the FX Reserve, and minus (z) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”

““Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.”

““Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.”

““Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.”

““Letter of Credit Application” is defined in Section 2.1.2(a).”

““Lockbox” is defined in Section 6.9.”

““Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.”

““Unrestricted Cash” shall mean all cash maintained at Bank in Borrower’s name that is unrestricted and not pledged to any other Person.”

““Unused Revolving Line Facility Fee” is defined in Section 2.4(b).”

12.           The Borrowing Base Certificate appearing as Exhibit C to the Loan Agreement is hereby replaced with the Borrowing Base Certificate attached as Exhibit A hereto.

13.           The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4.             FEES.  A fully earned, non-refundable facility fee of Two Hundred Fifty Thousand Dollars ($250,000.00) is earned as of the date hereof and shall be payable as follows: (i) One Hundred Fifty Thousand Dollars ($150,000.00) is payable on the date hereof, and (ii) One Hundred Thousand Dollars ($100,000.00) is payable on the earlier to occur of (x) November 16, 2007, (y) the occurrence of an Event of Default, or (z) the early termination of the Loan Agreement.  The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.             RATIFICATION OF IP SECURITY AGREEMENT.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that said IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, and shall remain in full force and effect.  Notwithstanding the terms and conditions of the IP Security Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least five (5) days’ prior written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works.  In addition, the Borrower shall provide written notice to Bank, on a quarterly basis, regarding any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark.

6.             RATIFICATION OF PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of August 11, 2003, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except to the extent such disclosure is updated by the information contained in Exhibit C, attached hereto as a supplement to the Exhibit B previously delivered to the Bank.

7.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.             RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.             NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10.           CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker will be released by virtue of this Loan Modification Agreement.

11.           COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

AMERICAN SCIENCE AND ENGINEERING, INC.		SILICON VALLEY BANK

By:	/s/ Kenneth J. Galaznik	By:	/s/ Mark Gallagher

Name: Kenneth J. Galaznik		Name: Mark Gallagher

Title: Chief Financial Officer		Title: Vice President

The undersigned, AS&E GLOBAL, INC.,  a Massachusetts corporation (“Guarantor”) hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain (A) Unlimited Guaranty dated August 11, 2003 (the “Guaranty”), and (B) a certain Security Agreement by Guarantor in favor of the Bank dated August 11, 2003 (the “Security Agreement”); and (ii) acknowledges, confirms and agrees that the Guaranty and Security Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith; and (iii) acknowledges, confirms and agrees that the obligations of Borrower to Bank under the Guaranty include, without limitation, all Obligations of Borrower to Bank under the Loan Agreement, as amended by this Loan Modification Agreement.

AS&E GLOBAL, INC.

By:	/s/ Anthony R. Fabiano

Name: Anthony R. Fabiano

Title: President and Chief Executive Officer

EXHIBIT A

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: American Science and Engineering, Inc.

Lender:  Silicon Valley Bank

Commitment Amount:    $20,000,000.00

ACCOUNTS RECEIVABLE
(1)

Accounts Receivable Book Value as of

$

(2)

Additions (please explain on reverse)

$

(3)

TOTAL ACCOUNTS RECEIVABLE

$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
(4)

Amounts over 120 days due

$

(5)

Balance of 50% over 120 day accounts

$

(6)

Credit balances over 120 days

$

(7)

Concentration Limits

$

(8)

Foreign Accounts

$

(9)

Governmental Accounts

$

(10)	Contra Accounts	$
(11)	Promotion or Demo Accounts	$
(12)	Intercompany/Employee Accounts	$
(13)	Disputed Accounts	$
(14)	Other (please explain on reverse)	$

(15)	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
(16)	Eligible Accounts (#3 minus #15)	$
(17)	ELIGIBLE AMOUNT OF ACCOUNTS (85% of #16)	$

BALANCES
(18)	Maximum Loan Amount	$
(19)	Total Funds Available (Lesser of #18 and #17)	$
(20)	Present balance owing on Line of Credit	$
(21)	Outstanding under Sublimits (L/C, Cash Mgt, Fx)	$
(22)	RESERVE POSITION (#19 minus #20 and #21)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER
Date:	Date:
Compliance Status: Yes No

EXHIBIT B

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:         SILICON VALLEY BANK

FROM:   AMERICAN SCIENCE AND ENGINEERING, INC.

The undersigned authorized officer of AMERICAN SCIENCE AND ENGINEERING, INC. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements with CC	Quarterly within 45 days	Yes	No
Annual (CPA Audited)	FYE within 90 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
BBC, A/R Agings, and inventory report	Quarterly within 45 days	Yes	No
Deferred Revenue Schedule	Quarterly within 45 days	Yes	No
Audit	Annually	Yes	No

Notification of registration of Intellectual Property

The following Intellectual Property was registered after the Closing Date (if blank, read “None”)

Financial Covenant	Required	Actual	Complies

Minimum Adjusted Quick Ratio (Quarterly)	2.0:1.0	:1.0	Yes	No
Minimum EBIT (Quarterly)	*	$	Yes	No

*See Section 6.7(b) of Agreement

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
Date:	Date:
SIGNATURE	Reviewed By:
Compliance Status: Yes/No
TITLE

EXHIBIT C